EXHIBIT 8.2

Benjamin G. Porter bporter@porterkohli.com www.porterkohli.com	Law Offices of
Porter, Kohli & LeMaster, p.s.
1301 Fifth Avenue, Suite 2600, Seattle, Washington 98101
Telephone: 206-624-8890 • Fax: 206-587-0579
Benjamin G. Porter
Laurie D. Kohli
David A. LeMaster
Lyman W. Hull, of counsel

October 16, 2007

Board of Directors
Sound Financial, Inc.
2005 Fifth Avenue, Second Floor
Seattle, Washington 98121

Re:	Washington Tax Consequences Relating to Proposed Conversion and Reorganization.

Dear Members of the Board of Directors:

In accordance with your request, we render our opinion relating to the Washington tax consequences of the conversion of Sound Community Bank ("Bank") from a federally chartered mutual savings bank to a federally chartered stock savings bank ("Stock Bank") and a subsequent public offering of up to, but no more than, 49% of the shares of common stock of Stock Holding Company, as effected pursuant to the transactions described below ("the Transactions").

You have provided us with a copy of the federal income tax opinion of the Transactions prepared by Silver, Freedman & Taff, L.L.P., dated September 19, 2007 (the "Federal Tax Opinion"). Our opinion regarding the Washington tax consequences is based on the facts and incorporates the capitalized terms contained in the Federal Tax Opinion.

The State of Washington does not have a state income tax per se, but relies instead for its revenue on other types of taxes. These other taxes primarily include property taxes, retail sales/use taxes, and business and occupation taxes. Although stocks constitute personal property for the purpose of taxation under RCW 84.08.080, money, credits, accounts, bonds, stocks, and shares of private corporation, along with various other intangibles, are expressly exempted from ad valorem (property) taxation, under RCW 84.36.070. Through reasoning similar to that employed by the federal taxing authority in the case of exchanges described in under Code Section 351, the State of Washington, Department of Revenue, takes the position, in WAC 458-20-106, that the retail sales/use tax does not apply to a transfer of capital to a corporation in exchange for stock therein.

We hereby consent to the filing of this opinion as an exhibit to the Stock Holding Company's Registration Statement on Form SB-2 and to the references to Porter, Kohl & LeMaster, P.S. under the heading "Legal and Tax Opinions" in the Prospectus contained in the Registration Statement. In giving this consent, we do not admit that we are within the category

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Board of Directors
October 16, 2007

of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder. We hereby consent to the filing of this opinion as an exhibit to Bank's regulatory filings and applications seeking approval of the Reorganization from the OTS and to Stock Holding Company's Registration Statement on Form SB-2 as filed with the SEC.

Very truly yours, PORTER, KOHLI & LeMASTER, P.S. By /s/ Benjamin G. Porter Benjamin G. Porter

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